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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       INTERNATIONAL FOAM SOLUTIONS, INC.
                       ----------------------------------
             (Exact name of Registrant as specified in its charter)

         Florida                                            650412538
------------------------                                    ---------
(State or other jurisdiction                           (IRS Employer ID No.)
of incorporation or organization)

1885 S.W. 4th Ave. Bldg. E-3 Delray Bch FL                  33483
------------------------------------------                  -----
(Address of principal executive office)                  (Zip Code)

                     Compensation and Consulting Agreements
                            (full title of the plan)

          Harvey Katz 1885 S.W. 4th Ave. Bldg. E-3 Delray Bch FL 33483
         ---------------------------------------------------------------
                    (Name and address of agent for services)

                                 (561) 272-6900
                                 --------------
          (Telephone number, including area code of agent for service)

Title of                            Proposed maximum          Proposed maximum          Amount of
securities to      Amount to        offering price per        aggregate offering        registration
be registered      be registered    share                     price                     fee
-------------      -------------    ------------------        ------------------        ------------
Common             1,640,000 (1)     $.15                     $246,000                  $64.94

(1) Represents shares issued pursuant to consulting agreements, continued services by officers, directors and consultants to the Registrant, including sales and marketing of the Company's products and services.

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                                     PART I

               INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1. Plan Information.

         International Foam Solutions, Inc. (the "Registrant"), has entered into agreements with third party consultants and independent contractors with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, consultants, contractors and directors, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

         The Registrant has agreed to issue one million six hundred forty thousand (1,640,000) shares of its common stock pursuant to a compensation plan and for continued services by the above referenced persons only.

Item 2.  Registration Information and Employee Plan Information.

         The Registrant shall provide each person covered by this registration, without charge upon their written or oral request, the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. The Registrant shall also provide these persons, upon their written or oral request, with all other documents required to be delivered to participants pursuant to Rule 428(b) under the Act. Any and all requests shall be directed to the Registrant at its place of business as reflected in this registration statement.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

         The Registrant's Form 10-SB, effective in or about March, 2000, the Registrant's Form 10-KSB filed in or about June, 2000, and each 10-QSB filed thereafter, the latest having been filed on or about November 27, 2000.

Item 4.  Description of Securities.

         The Registrant has 23,732,252 issued and outstanding shares of common stock, .001 par value, including the Shares covered by this plan. There is only one class of stock. Holders of the Registrant's common stock are entitled to one vote per share on each matter submitted to a vote of the stockholders. Shares of common stock do not carry cumulative voting rights and, therefore, the holders of a majority of the common stock are able to elect the entire board of directors. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. Since the Registrant's inception, it has not paid cash dividends on its common stock and does not anticipate that it will pay any cash dividends in the foreseeable future.

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Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Officers and Directors.

         The Company's bylaws provide for the indemnification of officers and directors.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits

         See exhibits in Exhibit Index following the signature page hereof.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

(a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                 SIGNATURE PAGE

         The Registrant, pursuant to the requirements of the Securities Act of 1933, as amended, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the City of Delray Beach, Florida on the 12th day of December, 2000.

International Foam Solutions, Inc.

By: /s/ Harvey Katz, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Dated: December 12, 2000

/s/ Harvey Katz,
Title: President, Chief Executive Officer and Director

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                                  EXHIBIT INDEX

I.       Opinion regarding legality

II.      Letter on audited financial information (consent of accountants)

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